----------------------

                            PARTNERSHIP AGREEMENT OF
                              J/T AVIATION PARTNERS

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                                February 14, 1992

                                TABLE OF CONTENT8
                                       OF
                              PARTNERSHIP AGREEMENT
                                       OF
                              J/T AVIATION PARTNERS

                                                                            Page
                                                                            ----

ARTICLE 1 ................................................................    1
     1.1  Definitions ....................................................    1

ARTICLE 2 ................................................................    4
     2.1  Formation of Partnerehip .......................................    4
     2.2  Partnership Name ...............................................    4
     2.3  Principal Office ...............................................    4
     2.4  Term of Partnership ............................................    4
     2.5  Organization Certificate .......................................    4
     2.6  Organization of the Partnership ................................    4

ARTICLE 3 ................................................................    5
     3.1  Purposes of the Partnership ....................................    5
     3.2  Conditions Precedent to Formation of Partnership ...............    5

ARTICLE 4 ................................................................    5
     4.1  Initial Capital Contributions of the Partners ..................    5
     4.2  No Mandatory Additional Contributions ..........................    5
     4.3  Capital Accounts ...............................................    6

ARTICLE 5 ................................................................    7
     5.1  Rights and Obligations of the Partners .........................    7
     5.2  Compensation of the Partners and Affiliates ....................    9
     5.3  Other Interests and Transactions ...............................    9
     5.4  Designation of Partner Representative ..........................   10
     5.5  Meetings of Partners ...........................................   10
     5.6  Annual Audit ...................................................   10
     5.7  Indemnification of the Partners ................................   10
     5.9  Tax Rules Governing the Partnership ............................   11
     5.10 Sale, Refinance or Transfer of All
            or Substantially All of the Partnership Assets ...............   11
     5.11 Option to Purchase Ramco Stock .................................   11
     6.1  Assignments of Ownership Interests..............................   12
     6.2  Assignment of Distributive Rights ..............................   12
     6.3  Survival of Liabilities ........................................   13

ARTICLE 7 ................................................................   13
     7.1  Partnership Allocations ........................................   13
     7.2  Fiscal Year and Accounting Method ..............................   13
     7.3  Determination of Profit and Loss ...............................   13
     7.4  Distributions ..................................................   14
     7.5  Elections by Partnership as to Optional
            Adjustment to Basis ..........................................   14
     7.6  Time of Allocations ............................................   14

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                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----

ARTICLE 8 ................................................................   14
     8.1  Dissolution and Termination of the Partnership
            or a Partner .................................................   14
     8.2  Liquidation of Assets ..........................................   15
     8.3  Distribution of Proceeds from Liquidation ......................   15
     8.4  Indemnification of the Liquidating Trustee .....................   15

ARTICLE 9 ................................................................   16
     9.1  Arbitration ....................................................   16
     9.2  Venue ..........................................................   16
     9.3  Procedures; Scope of Arbitration ...............................   16
     9.4  Selection of Arbitrators .......................................   16
     9.5  Jurisdiction of the District Court .............................   17
     9.6  Costs and Expenses .............................................   17

ARTICLE 10 ...............................................................   17
    10.1  Notices ........................................................   17
    10.2  Law Governlng ..................................................   18
    10.3  Amendments .....................................................   18
    10.4  Successors and Asslgns .........................................   18
    10.5  Counterparts ...................................................   18
    10.6  Gender and Number ..............................................   18
    10.7  Severability ...................................................   18
    10.8  Headings .......................................................   19
    10.9  References .....................................................   19
    10.10 Payment of Legal Fees ..........................................   19

                              PARTNERSHIP AGREEMENT

                                       OF

                              J/T AVIATION PARTNERS

     THIS PARTNERSHIP AGREEMENT OF J/T AVIATION PARTNERS is made and entered into effective as of February 14, 1992, by and between Japan Fleet Service (Delaware) Inc., ("JFS (Delaware)"), TM Aviation (Japan) Inc. ("TM (Japan)") and TM Aviation (USA) Inc. ("TM (USA)") each a Delaware corporation, as Partners.

                               W I T N E S E T H:

     WHEREAS, the Partners desire to join together in the partnership formed hereby to acquire a partnership interest in AJT Capital Partners, a Delaware general partnership of which the other partner shall be RCP Management L.P., a Texas Limited partnership ("RCP"); and

     WHEREAS,   the  Partners  desire  to  formalize  their   understanding  and
agreement" and reduce such agreements to writing;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

     1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated:

          (a) "Affiliate" means, with respect to a Partner, a Person that, either directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Partner. The term "control", as used in the immediately preceding sentence, mean, with respect to a Person that is a corporation, the right to exercise directly or indirectly, more than ten percent (10%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, being in possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person.

          (b) "Agreement" means this Partnership Agreement, as amended from time to time.

          (c) "Bankruptcy" means, as to any Partner, that Partner's taking or acquiescing in the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term "acquiescing" shall include, without limitation, the failure to file, within sixty (60) days after its entry, a petition, answer, or motion to vacate or to discharge any order, judgment, or decree providing for any relief under any such law.

          (d) "Capital Account" means the account established for each Partner pursuant to Section 4.3 hereof.

          (e) "Code" means the Internal Revenue Code of 1986, as amended.

          (f) "Effective Date" means the date on which all conditions precedent to the formation and organization of this Partnership specified in Section
     3.2 have been satisfied in full.

          (g) "Initial Capital Contribution" means the amount of capital contributed by the Partners to the Partnership, as described in Section 4.1 hereof.

          (h)  "Liquidating  Trustee"  means the Person  appointed  pursuant  to
     Section 8.2 hereof, to supervise the liquidation of the Partnership.

          (i) "Net Cash Flow" means all gross revenues of the Partnership from all sources, including, without limitation, the Partnership Assets, less all cash expenses and disbursements of the Partnership of any kind and nature (but not including non-cash expenses or items, such as depreciation and amortization) and shall be calculated on a calendar quarter basis.

          (j) "Ownership Interest" means the interest in the Partnership owned by a Partner in accordance with Sections 4.1, 4.3. 7.1 and 7.4 hereof.

          (k) "Partner" means JFS (Delaware), TM (Japan) or TM (USA).

          (1) "Partners' means JFS (Delaware), TM (Japan) and TM (USA).

          (m) "Partnership" means the general partnership formed pursuant to this Agreement.

          (n) "Partnership Assets" means the real, personal and intangible property owned by the Partnership from time to time, including, without limitation, its interest in AJT Capital Partners.

          (o) "Partnership Law" means the Delaware Uniform Partnership Law, Delaware Code Annotated, Title 6, Chapter 15, as amended from time to time.

          (p) "Person" means an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

          (q) "Profits. and "Losses" means, for each Partnership Year, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required 'to be stated separately pursuant to Code Section 702(a)(1) shall be included in taxable income or loss), with the following adjustments:

               (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section shall be added to such taxable income or loss;

               (ii)  Any  expenditures  of the  Partnership  described  in  Code
          Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to the regulations issued thereunder, and not otherwise taken into account in computing Profits and Losses pursuant to this Section shall be subtracted from such taxable income or loss; and

               (iii) All items of Partnership income, gain, loss, or deduction shall be computed without reference to any basis adjustments under Code Sections 732(d), 734(b) or 743(b).

For purposes of this definition of "Profits" and "Losses", references to Code Sections and the regulations issued pursuant thereto are to the Code and related regulations in effect as of the Effective Date.

          (r) "Ramco" means Ramco American International, Inc., a New Jersey corporation.

          (s) "Ramco Stock Option Agreement" means that certain stock option agreement by and between ARAC, as the Purchaser, and Ramco and the shareholders of Ramco, as the Sellers, whereby the shareholders of Ramco have granted an option to ARAC to purchase fifty-six percent (56%) of the issued and outstanding capital stock of Ramco.

          (t) "Reserves" as to any period means the amount allocated by the Partners to a reserve account established for the Partnership for contingent liabilities, working capital, and payment of other obligations, costs, or expenses.

     Each of the following terms is defined in the part or Section of this Agreement set opposite such term:

       Affected Partner                                      Section 8.1(a)
       AJT Capital Partners                                  Preamble
       Capital Account(s)                                    Section 4.3
       Claimant                                              Section 9.4
       Dispute                                               Section 9.1
       Dissolution Event                                     Section 8.1(a)
       Indemnified Parties                                   Section 5.7
       JFS (Delaware)                                        Preamble
       Partnership Year                                      Section 7.2
       Tax Matters Partner                                   Section 5.9
       Term                                                  Section 2.4
       TM (Japan)                                            Preamble
       TM (USA)                                              Preamble


                                    ARTICLE 2

     2.1 Formation of Partnership. The parties hereto hereby form the Partnership pursuant to the Partnership Law. The rights and liabilities of the Partners shall, except as hereinafter expressly stated to the contrary, be governed by the laws of Delaware.

     2.2 Partnership Name. The business of the Partnership shall be conducted under the name of "J/T Aviation" or such other name as the Partners may select from time to time.

     2.3 Principal Office. The principal place of business of the Partnership shall be at the offices of Tomen America Inc., 1285 Avenue of the Americas, New York, New York 10019, or at such other location as may be agreed upon by the Partners.

     2.4 Term of Partnership. The Partnership shall commence on the Effective Date, and shall continue as provided herein until dissolved pursuant to Section
8.1 hereof (such period of time, the "Term").

     2.5 Organization Certificate. The Partnership shall immediately execute, file, record and/or publish such certificates and other documents, and take all other appropriate action, to comply with all legal requirements for the formation of a general partnership under the Partnership Law, and its operation in the states in which it will conduct business.

     2.6 Organization of the Partnership. The Partners shall join to form the Partnership. It is expressly understood and agreed that no Additional Partner shall be admitted to the Partnership except as specifically provided herein.

                                    ARTICLE 3

     3.1 Purposes of the Partnership.  The purposes of the Partnership  shall be
(a) to acquire, own, hold for investment, sell or exchange a 47.5% general partnership interest in AJT Capital Partners; (b) to borrow funds to the extent the Partners shall all agree from time to time to facilitate the Partnership' 5 business activities provided for under this Section 3.1, and to pledge all or any portion of the Partnership Assets as security for such debt; (c) to perform any other acts or engage in any other business(es) as to which the Partners agree; and (d) to take any and all actions necessary and prudent in furtherance of the foregoing purposes; provided, however, that no actions taken under this
Section 3.1(d) shall be inconsistent with Sections 3.1(a) through (c) hereof.

     3.2 Conditions Precedent to Formation of Partnership. The obligations of the PartnerS hereunder, including the obligation to contribute their respective Initial Capital Contributions, shall be subject to the fulfillment to the reasonable satisfaction of each Partner of each of the conditions precedent Set forth in Section 3.2 of the partnership agreement of AJT Capital Partners (or the waiver thereof by all of the Partners), each of which conditions precedent (and definitions, Schedules or Exhibits necessary to define terms in such incorporated provisions) are incorporated by reference as if set forth fully herein.


                                    ARTICLE 4

     4.1 Initial Capital Contributions of the Partners. Upon satisfaction of the conditions precedent specified in Section 3.2, the Partner" shall contribute to the Partnership the following amounts as their respective Initial Capital
Contributions:

                                Initial Capital                Percentage
                                 Contribution              Ownership Interest
                                 ------------              ------------------
JFS (Delaware):                   $2,000,000                      50%
TM (USA):                            600,000                      15%
TM (Japan):                        1.400.000                      35%
                                  ----------                     ---
Total:                            $4,000,000                     100.0%

     In return for such contributions, each Partner will receive such Partner's Ownership Interest in the Partnership in accordance with the provisions of this Agreement.

     4.2 No Mandatory Additional Contributions. The Partners shall have no mandatory obligations to contribute additional capital to the Partnership.

     4.3 Capital Accounts.

          (a) Capital Accounts. An individual non-interest bearing capital account shall be maintained for each Partner which shall reflect the value of its investment in the Partnership (a "Capital Account.).

          (b) Credits to or Increases of Capital Accounts. The Capital Account of each Partner shall be credited with or increased bY the following:

               (i)  The  amount  of  any  money  the  Partner   contributed   or
          contributes to the Partnership, including, but not limited to, money contributed pursuant to Section 4.! hereof;

               (ii) The fair market value of any property the Partner contributes to the Partnership (net of any liabilities secured by such contributed property that the Partnership assumes or takes the Property subject to);

               (iii) The  amount  of  Profits  allocated  to the  Partner  under
          Section 7.1 hereof; and

               (iv) The income or gain inherent in any property the Partnership distributes to the Partner to the extent such income or gain has not been previously reflected in the Capital Accounts.

          (c) Reductions of Capital Accounts. The Capital Account of each Partner shall be debited with or reduced by the following:

               (i) The amount of money the Partnership distributes to the Partner pursuant to Section 7.4 or 8.3 hereof;

               (ii) The fair market value of any property the Partnership distributes to the Partner pursuant to Section 7.4 or 8.3 hereof (net of any liabilities secured by such contributed property that the Partner assumes or takes the property subject to);

               (iii) The amount of Losses allocated to the Partner under Section
          7.1 hereof;

               (iv)  The   deduction  or  loss  inherent  in  any  property  the
          Partnership distributes to the Partner to the extent such deduction or loss has not been previously reflected in the Capital Accounts; and

               (v) The amount of any tax withheld or paid by the Partners with respect to the Partner under applicable law.

                                    ARTICLE 5

     5.1 Rights and Obligations of the Partners. (a) The Partners acting jointly shall have full and complete authority and discretion to manage and control the Partnership and to make all decisions affecting the management and operation of the Partnership's business. The Partners shall from time to time jointly establish such operation and management plans and budgets as they may deem appropriate for the conduct of the Partnership's business. Except as specifically delegated to the Administrative Partner pursuant to Section 5.1(b) hereof, all action" of the Partnership shall require the consent of all Partners.

     (b) TM (USA) will be the Administrative Partner for the Partnership. As such, TM (USA) will be responsible for managing the day-to-day business and
affairs  of  the  Partnership  in  a  prudent  and  business-like   manner.  The
Administrative Partner shall have the authority, right, power, and responsibility on behalf of and at the cost and expense of the Partnership:

     (1) to open, maintain, and close bank accounts with such financial institutions as the Partners may approve and establish signatories on such accounts and draw checks and other order" for the payment of Partnership obligations in each case consistent with policies established by the Partners;

     (2) to prepare for the consideration and approval of the Partners such budgets and business plans as the Partners may reasonably request from time to time and, following approval by the Partner" of such budgets and plans, to expend fund" as contemplated in such budgets and plans, but only to the extent the Administrative Partner believes prudent in light of circumstances;

     (3) to submit any claims or liabilities to arbitration, to settle claims and confess judgments, to prosecute, defend, and settle lawsuits, and to handle all matters with governmental agencies, or authorities from time to time having jurisdiction over the Partnership;

     (4) to the extent contemplated by the budget" and plans approved by the Partners, to engage employees, consultants, accountants, attorneys, and any and all other agents and assistants, both professional and non-professional, as the Administrative Partner may deem necessary, appropriate, or advisable in furtherance of the purpose. of the Partnership, and to compensate such Persons for services rendered;

     (5) to the extent of the budgets and plans approved by the Partners, to maintain insurance of the types and in such amount" as would be consistent with industry standards and prudent business judgment to be maintained by a Person in the same business as the Partnership;

     (6) to collect all sums due and owing from third parties to the Partnership;

     (7) to maintain complete and accurate books of the Partnership, showing all receipt=, income, expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Partnership's business and affairs, and furnishing the Partners all reasonable and necessarY tax reporting information;

     (8) to the extent that funds of the Partnership are available therefor, to pay as they become due all debts and obligations of the PartnershiP:

     (9) pending expenditure of Partnership funds for Partnership purposes, to invest Partnership funds with such financial institutions as the Administrative Partner may designate; provided, however, that the Partnership's cash funds shall be invested in AAA rated commercial paper, certificates of deposit in domestic banks having a net worth in excess of 8100,000,000.00, legal investments under the laws of the State of New York or United States Treasury Bills having a maturity of not more than one year;

     (10) subject to the budgets and plans approved by the Partners, to enter into contract=, commitments, and agreements with Persons (including Affiliates of Partners) on behalf of the Partnership, for Partnership purpose=;

     (11) to make distributions of Net Cash Flow in accordance with the terms and conditions of this Agreement; and

     (12) to take any and all other action that the Administrative Partner may deem necessary, appropriate, or advisable in furtherance of Sections 5.1(a) (1)-(11) and not inconsistent with this Agreement; provided, however, that, notwithstanding anything to the contrary herein, the Administrative Partner shall not have the right to do any of the following without the written consent of JFS (Delaware) and TM (Japan):

          (i) Borrow money in the Partnership name or from the Partnership for any purpose or utilize any of the Partnership Assets as security for loans;

          (ii) Make, execute or deliver any assignment for the benefit of creditors, bond, confession of judgment, mort-gage, deed, guaranty or contract of sale with respect to any of the Partnership Assets.

         (iii) Utilize Partnership Assets in any way for the furtherance of its or any of its Affiliates or associates (as defined in the Regulations under the Securities Act of 1933) personal business activities;

          (iv) Make, arrange for, cancel, modify, renew or otherwise rearrange any financing or refinancing with respect to the Partnership Asset-;

          (v) Sell, lease, exchange or otherwise transfer all or substantially all of the Partnership Assets;

          (vi) Make any distributions other than as provided in Articles 7 or 8 hereof;

         (vii) Loan any of the Partnership's funds to any Person;

        (viii) Incur expenditures in excess of the budgets established by the Partners from time to time;

          (ix) Cause the Partnership to enter into any joint venture; or

          (x) Take any action on behalf of the Partnership not in furtherance of the Partnership'= purposes, as set forth in Section 3.1 hereof.

     5.2 Compensation of the Partners and Affiliates. Subject to the budgets established by the Partners from time to time, the Partners "hall be entitled to be reimbursed for all other out-of-pocket costs and expenses incurred in connection with the administration and operation of the Partnership, which shall include, but not be limited to, any incremental franchise and similar taxes incurred by the Partner" by reason of the structure of the Partnership or this Agreement. Except a" specifically provided herein, no Partner shall be entitled to any compensation by way of salary or percentage return on the Capital Accounts, other than a share of Profit" and Net Cash Flow as herein expressly provided.

     5.3 Other Interests and Transactions. No Partner shall, merely by virtue of its interest in the Partnership, be in any way prohibited from, or restricted in engaging in, or possessing an interest in, any other business venture of any nature, including any venture engaged in the acquisition, ownership and/or marketing of aircraft and engine spare parts. Any Partner may engage in transactions for its own account and for the accounts of others during the Term of this Agreement, whether or not such activities are deemed competitive with the Partnership.

     5.4 Designation of Partner Representative. Each Partner shall designate a representative to receive notices and respond to requests for consents under this Agreement. For purposes of this Section 5.4, the designated representative of JFS (Delaware) shall be Tim L. Watkins, the designated representative of TM (Japan) shall be Kazutami Okui, and the designated representative of TM (USA) shall be Hideo Funatsu, and of TN (USA) and TM (Japan) Jointly "hall be Hideo Funatsu. A Partner shall have the right to change its designated representative by written notice to the other Partners in accordance with Section 10.1 hereof .

     5.5 Meetings of Partners. A meeting of the Partners shall be held at such times and at such places as determined by the Partners. The Partners may hold a meeting over the telephone or through written consents or correspondence.

     5.6 Annual Audit. The Partners shall cause an audit to be made of the financial condition of the Partnership for each fiscal year of the Partnership within a reasonable time after the close of each fiscal year (but not later than March 15). Such audit shall be performed by a "Big Six" accounting firm selected by TM (USA) and approved by TM (Japan) and JFS (Delaware), and the cost of such audit shall be paid by the Partnership. Any Partner may, at any time and at the Partnership's expense, cause an audit to be made of the financial condition of the Partnership.

     5.7 Indemnification of the Partners. The Administrative Partner shall not be liable to either of the other Partners or their Affiliates or shareholders for any loss of their respective contributions to the Partnership or any Profit of the Partnership for any act or omission of the Administrative Partner unless such loss shall have resulted, directly or indirectly, from the gross negligence or willful misconduct of the Administrative Partner or the material breach of its obligations hereunder. To the full extent permitted by applicable law the Partners, their shareholders, officers, directors' employees and agents ("Indemnified Parties") shall be indemnified and held harmless by the Partnership (but only to the extent that the Partnership assets are sufficient therefor) from and against, and the Partnership shall reimburse the Indemnified Parties for, all judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses if such Indemnified Party was, is, or is threatened to be named as a defendant or respondent Ln any legal proceeding based upon or arising out of their having acted as the Partner hereunder. Except as set forth in this Section, the foregoing shall be deemed to make mandatory the indemnifications permitted under Section 1518(2) of the Partnership Law and to authorize advance payment of expenses to the full extent permitted by applicable law. It is expressly stipulated, however, that the Indemnified Parties shall not be entitled to indemnification hereunder where the claim at issue is based upon:

          (1) the gross negligence, willful misconduct or criminal act of an Indemnified Party; or

          (2) the materia1 breach by a Partner of any provision of this Agreement.

The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies, and recourses to which the Indemnified Parties shall be entitled, whether pursuant to this provision or some other provision of this Agreement, at law or in equity.

     5.8 Restrictions. Without the written consent of all of the Partners, no Partner shall:

          (1) Amend or modify this Agreement;

          (2) Pledge, hypothecate or in any manner sell, assign or transfer such Partner's Ownership Interest, except as otherwise provided herein; or

          (3) Withdraw from the Partnership.

     5.9 Tax Rules Governing the Partnership.

          (1) The Partners hereby acknowledge and agree that it is the intention of the Partnership to be governed by the provisions of Subchapter K of the Code, and all rules and regulations promulgated thereunder. The Partners shall take any and all actions necessary to insure full compliance by the Partnership of all such applicable provisions, rules and regulations, including, but not limited to, the filing of information returns as required by Section 6031 of the Code, or similar provisions of later law.

          (2) TM (USA) shall serve as the "Tax Matters Partner" for the Partnership for purposes of and under the Code. As Tax Matters Partner, TM
     (USA) shall keep the Partners informed of all administrative and judicial proceedings, as required by Section 6223(g) of the Code, and shall furnish to the Partners a copy of each notice or other communication received by TM
     (USA) from the Internal Revenue Service.

     5.10 Sale. Refinance or Transfer of All or Substantially All of the PartnershiP Assets. Without the written consent of all of the Partner=, the Partnership shall not sell, convey, assign, lease, pledge, mortgage or transfer all or any substantial portion (in a single transaction or a related series of transactions) of the Partnership Asset" or enter into a contract to do the same.

     5.11 Option to Purchase Ramco Stock. Under the terms of the Ramco Stock Option Agreement, the shareholders of Ramco have granted to AJT Capital Partners an option to purchase up to fifty-six percent (56%) of the outstanding capital stock of Ramco for a period of three (3) years from and after the effective date of the Ramco Stock Option Agreement. Under the terms of the partnership agreement of AJT Capital Partners, either RCP or the Partnership may trigger the option, after which the other partner must respond. The Partners agree that no Partner singly shall have the authority or power to trigger the option; all Partners must agree in order to trigger the option.


                                    ARTICLE 6

     6.1 Assignments of Ownership Interests.

          (a) No Partner may sell, assign, transfer, pledge, mortgage, or grant a lien or security interest in its Ownership Interest, or portions of such Ownership Interest, and thereby constitute the vendee or assignee a substituted Partner, without first having obtained the written consent of the other Partners.

               (1) JFS (Delaware) shall be deemed to have sold, assigned or transferred its Ownership Interest, if any stock of JFS (Delaware) is sold, assigned or transferred unless Japan Fleet Service (Singapore) Pte. Ltd. or an Affiliate of Japan Fleet Service (Sinsapore) Pte. Ltd. retains control of JFS (Delaware).

               (2) TM (Japan) and TM (USA) shall each be deemed to have sold, assigned or transferred its Ownership Interest, if any stock of TM (Japan) and TM (USA) is sold, assigned or transferred unless Tomen America Inc. and/or Tomen Corporation and/or an Affiliate of either retains control of TM (Japan) and TM (USA).

          (b) For purposes of this Section, the term "control" shall mean (i) the right to vote directly or indirectly at least 511 of the total voting power of all classes of stock of the entity in the case of a corporation or
     (ii) the power to direct or cause the direction of the management or policies of the Person.

          (c) Upon any transfer of a Partner's Ownership Interest satisfying the provisions of this Section, and the transferee's agreement to become bound by all of the provisions of this Agreement, the transferee shall become a substituted Partner.

     6.2 Assignment of Distributive Rights.

          (a) A Partner may assign to any Person all or any portion of such Partner's right to receive distributions hereunder. No such assignment shall be effective as to the Partnership unless the non-assigning Partner has received fifteen (15) business days prior written notice of such proposed assignment, which shall include a description of the proposed transaction (including the amount of the proposed transfer), and the non-assigning Partner shall have received:

               (1) A copy of the instrument of assignment, in recordable form, executed by both the assignor and the assignee of such distributive right; and

               (2) An instrument in such form as may be prescribed by or otherwise acceptable to the Partnership, executed by the assignor, instructing the Partnership as to what percentage, to whom, and where such distributive share is to be paid.

          (b) If the conditions described in Section 6.2(a) have been satisfied, the Partnership may (but shall not be obligated to), without requesting further documentation from either the assignor or the assignee, remit directly to the named assignee all distributions to which such Partner may be entitled pursuant to the provisions of this Agreement and the assignment. So long as the party to whom such distributive share was remitted was either the assignor or the assignee named in the instrument of assignment, the Partnership shall be free from liability to any person if such distribution is received by a person that is not entitled thereto.

     6.3 Survival of Liabilities. It is expressly understood and agreed that no sale or assignment of an Ownership Interest, even if it results in the substitution of the assignee or vendee as a Partner herein, shall release the assignor or vendor from those liabilities to the Partnership which survive such assignment or sale as a matter of law.


                                    ARTICLE 7

     7.1 Partnership Allocations. Profits and Losses (including, to the extent necessary, each item of income, gain, loss, deduction, and credit) shall be allocated among the Partners in proportion to the Initial Capital Contributions made by the Partners pursuant to Section 4.1 hereof. If the basis of any Partnership Asset is adjusted as a result of an election made pursuant to
Section 754 of the Code, the tax consequences of that adjustment shall be allocated to the Ownership Interest with respect to which the adjustment was made. All distributions of property by the Partnership shall be made in proportion to the Initial Capital Contributions of the Partners.

     7.2 Fiscal Year and Accounting Method. The Partnership fiscal year shall be the calendar year ("Partnership Year.) . The Partnership books shall be kept on such method as is recommended by the accounting firm performing the review under
Section 5.6 hereof.

     7.3 Determination of Profit and Loss. At the end of each Partnership Year, all Partnership Profits and Losses shall be determined with respect to the Ownership Interests of each Partner for the accounting period then ending and shall be allocated to the Capital Accounts of the Partners. However, in instances where a Partner has sold, assigned, transferred or otherwise disposed of all or part of its Ownership Interest during such accounting period, all such allocations shall be made between the transferor and the transferee in accordance with Section 706 of the Code. The determinations made pursuant to this Section shall be binding on all Partners.

     7.4 Distributions. SubJect to the provisions of Section 8.3 hereof, the Net Cash Flow of the Partnership "hall be distributed from time to time a: the discretion of the Partners to the Partners as provided in Section 7.1 hereof.

     7.5 Elections by Partnership as to Optional Adjustment to Basis. Where a distribution of property is made in the manner provided in Section 734 of the Code or where a transfer of Ownership Interest permitted by this Agreement is made in the manner provided in Section 743 of the Code, the Tax Matters Partner shall file on behalf of the Partnership, upon any remaining Partner's request, an election under Section 754 of the Code in accordance with the procedures set forth in the applicable treasury regulations issued under the Code.

     7.6 Time of Allocations. Except as otherwise required by any other Sections of this Agreement or the Code, allocations pursuant to this Article 7 shall be made as of the last day of each Partnership Year.


                                    ARTICLE 8

     8.1 Dissolution and Termination of the Partnership or a Partner. The Partnership shall continue until, and shall automatically dissolve on the date, one year after the final distribution of AJT Capital Partners is made, unless sooner dissolved upon the earliest to occur of any of the following events, any of which shall cause an immediate dissolution of the Partnership:

          (1) The dissolution, liquidation, resignation, removal, Bankruptcy, or incapacity of a Partner, or the occurrence of any other act which would legally disqualify or impede a Partner (the "Affected Partner.) from acting hereunder (a "Dissolution Event");

          (2) The unanimous consent of the Partners to dissolve;

          (3) Within a reasonable time after the Partnership (i) ceases to maintain any interest (including, without limitation, an interest a" lienholder or secured party or right of redemption or repurchase) in the Partnership Assets; and (ii) distributes to the Partners all proceed" from such sale, conveyance or transfer, if any; or

          (4) The occurrence of an event which would render the continuation of the Partnership business or operation unlawful.

     8.2 Liquidation of Assets. On the effective date of the dissolution of the Partnership, TM (USA) {or JFS "Delaware) if TM (USA) or TM (Japan) causes such dissolution) shall be appointed as agent of the dissolved Partnership in liquidation, and of the Partners, for winding up all Partnership affairs and all business transactions of the Partnership (the "Liquidating Trustee") . The Liquidating Trustee shall continue to serve until the completion of the winding up and liquidation, unless bankruptcy, insolvency or resignation shall intervene. The Liquidating Trustee shAll not be paid for it" services after the dissolution of the Partnership and the winding up for liquidating operations. It may, out of the assets and proceeds of the asset" on hand, employ such assistance a" it determines appropriate.

     8.3 Distribution of Proceeds from Liquidation. In the event of dissolution of the Partnership, the business affairs of the Partnership shall be wound up and liquidated as promptly as business circumstances and orderly business practices will permit. The proceeds of liquidation and all Partnership cash shall be distributed in the following order:

          (1) First, to Partnership creditors, funds, to the extent that they are available, sufficient to extinguish current Partnership liabilities and obligations, including the costs and expenses of liquidation; and

          (2) Second, to the Partners in accordance with section 7.1 of this Agreement.

Notwithstanding anything to the contrary set forth hereinabove, if after the payment of current Partnership liabilities and obligations to the extent of the funds and/or other assets available for that purpose, either any portion of Partnership liabilities remains unpaid or the Liquidating Trustee determines that additional funds will be required to meet Partnership costs and expenses theretofore incurred or for which the Partnership may become responsible, then the Liquidating Trustee shall be obligated to retain such required amounts, if available (or as and when they become available), before any partnership cash or other assets are distributed to any of the Partners.

     8.4 Indemnification of the Liquidating Trustee. The Liquidating Trustee "hall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever, arising out of or incidental to the Liquidating Trustee's taking of any action authorized under, or within the scope of, this

Article 8. The Liquidating Trustee shall not be entitled to indemnification hereunder where the claim at issue arose out of:

          (1) A matter entirely unrelated to the Liquidating Trustee's acting under the provisions of this Article 8;

          (2) The gross negligence, willful misconduct or criminal act of the Liquidating Trustee; or

          (3) The material breach by the Liquidating Trustee of its obligations under this Article 8.

The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies and recourses to which the Liquidating Trustee shall be entitled, at law or in equity.


                                    ARTICLE 9

     9.1 Arbitration. The Partners hereby agree that any and all claims, disputes and controversies ("Dispute") arising out of or relating to the interpretation or enforcement of this Agreement, the operation of its terms, or the relationship of the parties hereunder "hall be decided by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association as supplemented hereby. For purposes of Disputes hereunder, TM (USA) and TM (Japan) "hall be deemed to constitute a single Partner and shall be entitled only to a single representative or arbitrator in any Dispute. The arbitrators shall be entitled only to consider Disputes between JFS (Delaware) on the one side and TM (Japan) /TM (USA) on the other.

     9.2 Venue. The Partners bind themselves to arbitrate any Dispute in New York, New York.

     9.3 Procedures: Scone of Arbitration. The Partners further agree that (i) an arbitration panel may render an interim ruling regarding discovery, summary proceedings, or other pre-arbitration matter=, and (ii) all claims of any type by any of the Partners, including any and all defenses, are included in the jurisdiction of the arbitration.

     9.4 Selection of Arbitrators. If any of the Partners desires to arbitrate any Dispute, such Partner (the "Claimant") shall notify the other Partners and the Office of the American Arbitration Association in New York, New York, of the Dispute desired to be arbitrated, including a brief statement of the matter in controversy. If the Partners are not able to resolve the Dispute within ten (10) days after the Claimant notifies the other Partner as aforesaid, then, within a period of thirty (30) days after the expiration of :he aforesaid ten (10) day period, JFS (Delaware) and TM (Japan)/TM (USA) shall each name one arbitrator by written notice to the other Partners. The two arbitrators named as aforesaid shall, within a period of twenty (20) days after the date the last of such arbitrators has been named, select a third arbitrator who shall be an attorney or retired judge and who shall serve as chairman. If JFS (Delaware) or TM (Japan)/TM (USA) fails to name an arbitrator within the aforesaid ten (10) day period, or if the two arbitrators named are unable to agree on the third arbitrator, such arbitrator shall, at the request of any of the Partners, be appointed by the American Arbitration Association.

     9.5 Jurisdiction of the District Court. The Partners hereby submit to the in personam Jurisdiction of the United States District Court for the Southern District of New York, and agree that such Court may enter all such orders as may be necessary or appropriate to enforce the provisions hereof and/or to confirm any prearbitration ruling or decision or any award rendered by the panel of arbitrators. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in the United States District Court for the Southern District of New York, or in any court having jurisdiction thereof.

     9.6 Costs and Expenses. Any costs or other expenses, including attorneys' fees and costs incurred by the successful Partner, arising out of or occurring because of the arbitration proceedings may be assessed against the unsuccessful party, borne equally, or assessed in any other reasonable manner within the discretion of the panel of arbitrators and shall be included as a part of any award rendered by the arbitrators.


                                   ARTICLE 10

     10.1 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if hand delivered or if mailed from within the United States by first class United States mail, postage prepaid, or by overnight carrier guaranteeing next-day delivery, or, if from outside the United States, by overnight carrier guaranteeing three-day delivery, or by facsimile transmission (receipt confirmed) and addressed as follows:

     If to TM (Japan):              Tomen Corporation
                                    Xokusai Shin Akasaka Bldg.
                                    14-27 Akasaka 2 Chome, Minato-ku
                                    Tokyo 107, Japan
                                    Attention: Mr. K. Okui, General Manager
                                    Space & Aircraft Department
                                    Telecopy No. (03) 3588-7347/9965

     If to TM (USA):                Tomen America Inc.
                                    1285 Avenue of the Americas

                                    New York, New York 10019
                                    Attention: Mr. Hideo Funatsu,
                                    Vice President, General Manager
                                    Machinery-Electronics Dept.
                                    Telecopy No.: (212) 541-7251

     If to JFS (Delaware):          Japan Fleet Service (Singapore) Pte.

                                    Ltd.
                                    10 Shenton Way, No. 17-06/09
                                    Monetary Authority of Singapore
                                    Building
                                    Singapore 0207
                                    Attention: Mr. Tim L. Watkins
                                    Managing Director, President and
                                    Chief Executive Officer
                                    Telecopy No.: 011-65-2255583

 In each case
 with a copy to:                    Graham & James
                                    885 Third Avenue
                                    New York, New York 10022
                                    Attention: William R. Campbell, Esq.
                                    Telecopy No.: 212-688-2449

A Partner may change its address by giving notice in writing, stating its new address, to the other Partner. Notice to a Partner given as provided above shall be effective upon receipt by the Addressee named therein.

     10.2 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     10.3 Amendments. This Agreement may not be amended or modified except by a written instrument executed by all of the Partners.

     10.4 Successors and Assigns. Subject to the provisions of Article 6 hereof, this Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the Partners, and their respective legal representatives, successors and permitted assign=.

     10.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

     10.6 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural, and the masculine gender shall include the feminine or the neuter.

     10.7 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

     10.8 Headings. The headings contained in this Agreement are for reference purpose. only and shall not in any way affect the meaning or interpretation thereof.

     10.9 References. Any reference to an "Article" or to a "Section" contained in this Agreement shall be to a provision of this Agreement, unless such provision specifically provides otherwise.

     10.10 Payment of Legal Fees. Except as otherwise provided herein, the Partnership will pay all legal expenses incurred by the Partners and their respective Affiliates in connection with the preparation and execution of this Agreement and the matters related to the Purchase Agreements.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                        JAPAN FLEET SERVICE (DELAWARE) INC.

                                        By: /s/ Tim L. Watkins



                                        TM AVIATION (JAPAN) INC.

                                        By: /s/ Kazutami Okui



                                        TM AVIATION (USA) INC.

                                        By: /s/ Hideo Funatsu